Exhibit 99.1
Inotiv Reports Fourth Quarter and Full Year Financial Results for Fiscal 2024 and Provides Business Update

–Enhanced liquidity through issuance of Second Lien Notes
–Obtained amendment to credit agreement and extended note payable
–Fourth quarter fiscal 2024 revenue down 7.3% to $130.4 million
–Full year fiscal 2024 revenue down 14.3% to $490.7 million
–Conference call begins today at 4:30 pm ET
WEST LAFAYETTE, IN, December 3, 2024 – Inotiv, Inc. (Nasdaq: NOTV) (the “Company”), a leading contract research organization specializing in nonclinical and analytical drug discovery and development services and research models and related products and services, today announced financial results for the three months (“Q4 FY 2024”) and twelve months ("FY 2024") ended September 30, 2024.
Revenue by Segment (in millions of USD)

	Three Months Ended September 30,		% change	Twelve Months Ended September 30,		% change
	2024	2023		2024	2023
	(unaudited)	(unaudited)		(unaudited)	(unaudited)
DSA (Discovery & Safety Assessment)	$44.6	$50.2	(11.2)%	$180.1	$185.1	(2.7)%
RMS (Research Models & Services)	$85.8	$90.5	(5.2)%	$310.6	$387.3	(19.8)%
Total	$130.4	$140.7	(7.3)%	$490.7	$572.4	(14.3)%

Management Commentary

Robert Leasure Jr., President and Chief Executive Officer, commented, “The fourth quarter was productive for Inotiv, including completing previously announced site optimization plans, some recovery of NHP sales with existing and new customers, raising capital and amending our credit agreement. Going forward, we are planning further integration and cost reduction initiatives, we will continue to focus on improving the customer experience, and we will continue to evaluate opportunities to improve our balance sheet. We look forward to seeing results from initiatives we have implemented during the last two years. Moreover, addressing the challenges we have faced over the past two years has made many aspects of our business stronger.

"Overall, with the exception of the volatility we saw in the NHP business in 2024, we have seen financial improvements in some other aspects of our business. In addition to improving our financial performance, our goals for 2025 include reducing volatility in our NHP business and a continued focus on the customer, compliance and animal welfare. We will continue our customer-driven strategy that has a strong scientific foundation and fuels innovation as One Inotiv. We’ve grown stronger, adding key partners and building new services and products that have expanded our scientific expertise, services, and offerings. By integrating these efforts over the last two years, we’re streamlining our systems and processes to create a more unified customer driven approach across our global footprint."

Highlights

Q4 FY 2024 Highlights

•Revenue was $130.4 million in Q4 FY 2024, a decrease of $10.3 million or 7.3%, compared to $140.7 million during the three months ended September 30, 2023 (“Q4 FY 2023”), primarily driven by a $5.6 million, or 11.2%, decrease in Discovery and Safety Assessment ("DSA") revenue and a decrease of $4.7 million, or 5.2%, in Research Models and Services (“RMS”) revenue.

•Revenue of $130.4 million in Q4 FY 2024 was an increase of $24.6 million, or 23.3%, compared to revenue of $105.8 million in the sequential prior quarter of Q3 FY 20242.
•Consolidated net loss for Q4 FY 2024 was $18.9 million, or 14.5% of total revenue, compared to consolidated net loss of $8.7 million, or 6.2% of total revenue, in Q4 FY 2023.
•Consolidated net loss for Q4 FY 2024 was $18.9 million, or 14.5% of total revenue, compared to consolidated net loss of $26.1 million, or 24.7% of total revenue, in the sequential prior quarter of Q3 FY 2024.
•Adjusted EBITDA1 in Q4 FY 2024 was $5.4 million, or 4.1% of total revenue, compared to $23.7 million, or 16.8% of total revenue, in Q4 FY 2023.
•Book-to-bill ratio for Q4 FY 2024 was 0.78x for the DSA services business.
•DSA backlog was $129.9 million at September 30, 2024, down from $132.1 million at September 30, 2023.

FY 2024 Highlights

•Revenue was $490.7 million during FY 2024, a decrease of $81.7 million, or 14.3%, compared to $572.4 million during the twelve months ended September 30, 2023 ("FY 2023"), primarily driven by a $76.7 million, or 19.8%, decrease in RMS revenue and a $5.0 million, or 2.7%, decrease in DSA revenue.
•Consolidated net loss for FY 2024 was $108.9 million, or 22.2% of total revenue, compared to consolidated net loss of $104.9 million, or 18.3% of total revenue, for FY 2023.
•Consolidated net loss for FY 2024 included a $28.5 million charge related to the Resolution Agreement (the “Resolution Agreement”) the Company and its related entities entered into with the U.S. Department of Justice ("DOJ") and the United States Attorney’s Office for the Western District of Virginia (“USAO-WDV”) and the Plea Agreement (the “Plea Agreement”) Envigo RMS, LLC and Envigo Global Services, Inc. entered into with the DOJ and the USAO-WDV. Each of the Resolution Agreement and the Plea Agreement were entered into on June 3, 2024 in connection with the resolution of a previously-announced criminal investigation into the Company’s shuttered canine breeding facility located in Cumberland, Virginia.
•Consolidated net loss for FY 2023 included a $66.4 million non-cash goodwill impairment charge related to the RMS segment.
•Adjusted EBITDA1 in FY 2024 was $18.2 million, or 3.7% of total revenue, compared to $65.8 million, or 11.5% of total revenue, in FY 2023.
•Book-to-bill ratio for FY 2024 was 0.99x for the DSA services business.

1 This is a non-GAAP financial measure. Refer to “Note on Non-GAAP Financial Measures” in this release for further information.
2 "Q3 FY 2024" refers to the three months ended June 30, 2024.

Operational and Capital Resources Highlights

•The consolidation of operating activities from the Company's Blackthorn, U.K. facility into its Hillcrest, U.K. site have been completed and the Company exited the leased facility by the end of September 2024.
•On September 13, 2024, the Company entered into a Seventh Amendment to the Company's Credit Agreement. The Seventh Amendment, among other changes, permitted the incurrence of the issuance by the Company of Second Lien Notes (as defined below) in an aggregate amount of approximately $22.6 million, made certain changes to the component definitions of the financial covenants, including the definition of Fixed Charge Coverage Ratio, and increased the cash netting capability in the Secured Leverage Ratio covenant. The Seventh Amendment included the addition of a maximum capital expenditure limit and a minimum EBITDA test effective September 13, 2024, waived the existing financial covenants from the date of the Seventh Amendment until June 30, 2025, and established additional new financial covenants for the fiscal quarters starting June 30, 2025 and thereafter.
•On September 13, 2024, certain investors acquired $22.0 million principal amount of the 15.00% Senior Secured Second Lien PIK Notes due 2027 (the "Second Lien Notes") and warrants to purchase 3,946,250 of the Company’s common shares for consideration comprised of (i) $17.0 million in cash and (ii) the cancellation of approximately $8.3 million of the Company’s 3.25% Convertible Senior Notes due 2027. In connection with this transaction, the Company also issued to the structuring agent approximately $0.6 million principal amount of the Second Lien Notes and warrants to purchase 200,000 of the Company's common shares as compensation for its services as structuring agent.

Announcement

•In fiscal 2025, the Company intends to initiate the next phase of our site optimization program to further improve and consolidate additional RMS facilities in the U.S. This next phase is another important program, which the Company projects will eliminate approximately $4.0 million to $5.0 million in operating expenses and further improve RMS margins when completed. Most of these financial benefits are not expected until fiscal 2026. The Company expects to incur additional immaterial capital expenditures, which are included in our capital plan, and immaterial expenses in connection with the next phase of our site optimization program. The Company also believes it can achieve another $0.5 million to $1.0 million in cost reductions from the continued integration of its North American transportation and distribution system.

Subsequent Event

•On October 24, 2024, the Company and Orient BioResource Center entered into a Third Amendment to extend the maturity date of the Seller Payable to January 27, 2026.

Fourth Quarter Fiscal 2024 Financial Results (Three Months Ended September 30, 2024)

Revenue decreased 7.3% to $130.4 million in Q4 FY 2024 as compared to $140.7 million in Q4 FY 2023. The lower total revenue in the fourth quarter was driven by a $5.6 million decrease in DSA revenue and a $4.7 million decrease in RMS revenue. DSA revenues decreased primarily due to a decrease in safety assessment services of $3.4 million, which was primarily due to decreased revenue from general toxicology services as a result of a change in the mix of studies conducted, and a decrease in discovery service revenue of $2.0 million as a result of the decline in overall biotech activity in the market. The decrease in RMS revenue was due to the lower non-human primate ("NHP") related product and service revenue of $1.6 million mainly as a result of lower pricing for NHPs. Additionally, in Q4 FY 2024, there was a decrease of $1.7 million in RMS revenue as a result of the sale of our Israeli businesses in Q4 FY 2023. The remaining decrease in RMS revenue in Q4 FY 2024 was primarily due to a decline in small animal model sales.

Operating loss was $13.2 million in Q4 FY 2024 as compared to operating income of $2.5 million in Q4 FY 2023. RMS operating income decreased by $10.7 million, or 91.1%, driven by the decrease in revenue discussed above and an increase in cost of revenue of $6.8 million. The increased RMS cost of revenue was primarily due to increased costs associated with NHP-related product and service revenue of $10.4 million, partially offset by decreases from the impact of the sale of our Israeli business of $1.2 million, as well as decreases in restructuring costs, transportation costs and costs related to sites closed in connection with our optimization plan. DSA operating income decreased by $4.8 million, or 71.5%, primarily due to the decrease in revenue noted above.

Full Year Fiscal 2024 Financial Results (Twelve Months Ended September 30, 2024)

Revenue decreased 14.3% to $490.7 million in FY 2024 as compared to $572.4 million in FY 2023. The lower total revenue in FY 2024 was primarily driven by a $76.7 million decrease in RMS revenue and a decrease in DSA revenue of $5.0 million. The decrease in RMS revenue was due primarily to the negative impact of lower NHP sales of $60.4 million. Additionally, there was a decrease of $10.6 million in RMS revenue as a result of the sale of our Israeli businesses in the fourth quarter of fiscal 2023. The remaining decrease in RMS revenue in FY 2024 was due primarily to decreases in small animal model sales and RMS services in the U.S., partially offset by an increase in diet, bedding and enrichment product sales and an increase in small animal model sales outside of the U.S. and RMS services outside of the U.S. The decrease in DSA revenue in FY 2024 was primarily driven by a $5.0 million decrease in discovery services revenue as a result of the decline in overall biotech activity in the market.

Operating loss was $86.4 million in FY 2024 as compared to $81.5 million in FY 2023. The higher total operating loss in FY 2024 was due to an increase in RMS operating loss of $7.0 million and a decrease in DSA operating income of $6.5 million, partially offset by a decrease in unallocated corporate expenses of $8.6 million. The increase in RMS operating loss was primarily driven by the negative margin impact resulting from the decrease in RMS revenue noted above and included the $28.5 million charge incurred during FY 2024 related to the Resolution Agreement and Plea Agreement, partially offset by the $66.4 million non-cash goodwill impairment charge related to our RMS segment in FY 2023 that did not recur in FY 2024. DSA operating income decreased primarily due to the decreased revenue noted above. Unallocated corporate expenses decreased primarily due to decreases in professional fees, acquisition and integration costs, stock compensation expense and compensation and benefits expense, partially offset by an increase in information technology expenses.

Cash and cash equivalents of $21.4 million at September 30, 2024, compares to $35.5 million at September 30, 2023. Cash used by operating activities was $6.8 million for FY 2024, which included payments of $6.5 million related to the Resolution Agreement and the Plea Agreement, compared to cash provided by operating activities of $27.9 million for FY 2023. For FY 2024, capital expenditures totaled $22.3 million compared to $27.5 million for FY 2023. Total debt, net of debt issuance costs, as of September 30, 2024, was $393.3 million. As of September 30, 2024, there were no borrowings on the Company’s $15.0 million revolving credit facility.

Webcast and Conference Call
Management will host a conference call on Tuesday, December 3, 2024, at 4:30 pm ET to discuss fourth quarter and full year fiscal 2024 results.
Interested parties may participate in the call by dialing:
•(800) 267-6316 (Domestic)
•(203) 518-9783 (International)
•"Inotiv" (Conference ID)

The live conference call webcast will be accessible in the Investors section of the Company’s web site and directly via the following link:

https://viavid.webcasts.com/starthere.jsp?ei=1697836&tp_key=5c08e65813

For those who cannot listen to the live broadcast, an online replay will be available in the Investors section of Inotiv’s web site at: https://ir.inotiv.com/events-and-presentations/default.aspx.

Note on Non-GAAP Financial Measures

This press release contains financial measures that are not calculated in accordance with generally accepted accounting principles in the United States (GAAP), including Adjusted EBITDA and Adjusted EBITDA as a percentage of total revenue for the three and twelve months ended September 30, 2024 and 2023 and selected business segment information for those periods. Adjusted EBITDA as reported herein refers to a financial measure that excludes from consolidated net loss, statements of operations line items interest expense and income tax benefit/provision, as well as non-cash charges for depreciation and amortization of intangible assets, stock compensation expense, acquisition and integration costs, startup costs, restructuring costs, unrealized foreign exchange (gain) loss, amortization of inventory step up, (gain) loss on disposition of assets, other unusual, third party costs, the charge in connection with the Resolution and Plea Agreements, gain on sale of subsidiary, gain on extinguishment of debt, and goodwill impairment loss. The adjusted business segment information excludes from operating loss and unallocated corporate operating expenses for these same expenses. Reconciliations of these non-GAAP financial measures to the most directly comparable GAAP financial measures are included in this press release.

The Company believes that these non-GAAP measures provide useful information to investors. Among other things, they may help investors evaluate the Company’s ongoing operations. They can assist in making meaningful period-over-period comparisons and in identifying operating trends that would otherwise be masked or distorted by the items subject to the adjustments. Management uses these non-GAAP measures internally to evaluate the performance of the business, including to allocate resources. Investors should consider these non-GAAP measures as supplemental and in addition to, not as a substitute for or superior to, measures of financial performance prepared in accordance with GAAP.
Management has chosen to provide this supplemental information to investors, analysts, and other interested parties to enable them to perform additional analyses of our results and to illustrate our results giving effect to the non-GAAP adjustments. Management strongly encourages investors to review the Company's condensed consolidated financial statements and publicly filed reports in their entirety and cautions investors that the non-GAAP measures used by the Company may differ from similar measures used by other companies, even when similar terms are used to identify such measures.

About the Company

Inotiv, Inc. is a leading contract research organization dedicated to providing nonclinical and analytical drug discovery and development services and research models and related products and services. The Company’s products and services focus on bringing new drugs and medical devices through the discovery and preclinical phases of development, all while increasing efficiency, improving data, and reducing the cost of taking new drugs and medical devices to market. Inotiv is committed to supporting discovery and development objectives as well as helping researchers realize the full potential of their critical research and development projects, all while working together to build a healthier and safer world. Further information about Inotiv can be found here: https://www.inotiv.com/.

This release contains forward-looking statements that are subject to risks and uncertainties including, but not limited to, statements regarding our intent, belief or current expectations with respect to (i) our strategic plans; (ii) trends in the demand for our services and products; (iii) trends in the industries that consume our services and products; (iv) market and company-specific impacts of NHP supply and demand matters; (v) compliance with the Resolution Agreement and Plea Agreement and the expected impacts on the Company related to the compliance plan and compliance monitor, and the expected amounts, timing and expense treatment of cash payments and other investments thereunder; (vi) our ability to service our outstanding indebtedness and to comply or regain compliance with financial covenants, including those established by the Seventh Amendment to our Credit Agreement; (vii) our current and forecasted cash position; (viii) our ability to make capital expenditures, fund our operations and satisfy our obligations; (ix) our ability to manage recurring and unusual costs; (x) our ability to realize the expected benefits related to our restructuring and site optimization plans; (xi) our expectations regarding the volume of new bookings, pricing, operating income or losses and liquidity; (xii) our ability to effectively fill the recent expanded capacity or any future expansion or acquisition initiatives undertaken by us; (xiii) our ability to develop and build infrastructure and teams to manage growth and projects; (xiv) our ability to continue to retain and hire key talent; (xv) our ability to market our services and products under our corporate name and relevant brand names; (xvi) our ability to develop new services and products; (xvii) our ability to negotiate amendments to the Credit Agreement or obtain waivers related to the financial covenants defined within the Credit Agreement, including those detailed in the Company's filings with the U.S. Securities and Exchange Commission. Further discussion of these risks, uncertainties, and other matters can be found in the Risk Factors detailed in our Annual Report on Form 10-K as filed on December 12, 2023, as well as other filings we make with the Securities and Exchange Commission.

Company Contact	Investor Relations
Inotiv, Inc.	LifeSci Advisors
Beth A. Taylor, Chief Financial Officer	Steve Halper
(765) 497-8381	(646) 876-6455
btaylor@inotivco.com	shalper@lifesciadvisors.com

INOTIV, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended September 30,		Twelve Months Ended September 30,
	2024	2023	2024	2023
Service revenue	$54,475	$58,718	$219,663	$223,813
Product revenue	75,942	82,022	271,076	348,612
Total revenue	$130,417	$140,740	$490,739	$572,425
Costs and expenses:
Cost of services provided (excluding depreciation and amortization of intangible assets)	40,464	39,460	157,826	147,819
Cost of products sold (excluding depreciation and amortization of intangible assets)	60,014	52,955	221,742	242,664
Selling	5,102	5,030	20,883	19,075
General and administrative	20,529	22,410	77,034	104,706
Depreciation and amortization of intangible assets	14,594	14,600	57,118	54,717
Other operating expense	2,881	3,825	42,542	18,537
Goodwill impairment loss	—	—	—	66,367
Operating (loss) income	$(13,167)	$2,460	$(86,406)	$(81,460)
Other (expense) income:
Interest expense	(12,316)	(11,268)	(46,884)	(43,019)
Other income	1,438	1,582	2,530	237
Loss before income taxes	$(24,045)	$(7,226)	$(130,760)	$(124,242)
Income tax benefit (provision)	5,154	(1,480)	21,875	19,340
Consolidated net loss	$(18,891)	$(8,706)	$(108,885)	$(104,902)
Less: Net (loss) income attributable to noncontrolling interests	—	957	(440)	238
Net loss attributable to common shareholders	$(18,891)	$(9,663)	$(108,445)	$(105,140)

Loss per common share
Net loss attributable to common shareholders:
Basic	$(0.73)	$(0.38)	$(4.19)	$(4.10)
Diluted	$(0.73)	$(0.38)	$(4.19)	$(4.10)
Weighted-average number of common shares outstanding:
Basic	26,001	25,738	25,897	25,641
Diluted	26,001	25,738	25,897	25,641

INOTIV, INC.
CONSOLIDATED BALANCE SHEETS
(In thousands, except share amounts)
(Unaudited)

	As of September 30,
	2024	2023

Assets
Current assets:
Cash and cash equivalents	$21,432	$35,492
Trade receivables and contract assets, net of allowances for credit losses of $6,931 and $7,446, respectively	73,560	87,383
Inventories, net	18,173	56,102
Prepaid expenses and other current assets	50,248	33,408
Assets held for sale	—	1,418
Total current assets	163,413	213,803

Property and equipment, net	188,328	191,068
Operating lease right-of-use assets, net	49,165	38,866
Goodwill	94,286	94,286
Other intangible assets, net	274,396	308,428
Other assets	11,773	10,079
Total assets	$781,361	$856,530

Liabilities, shareholders' equity and noncontrolling interest
Current liabilities:
Accounts payable	$33,526	$32,564
Accrued expenses and other liabilities	28,218	25,776
Fees invoiced in advance	41,986	55,622
Current portion of long-term operating lease	11,774	10,282
Current portion of long-term debt	3,538	7,950
Total current liabilities	119,042	132,194
Long-term operating leases, net	40,010	29,614
Long-term debt, less current portion, net of debt issuance costs	389,801	369,795
Other long-term liabilities	34,963	6,373
Deferred tax liabilities, net	27,041	50,064
Total liabilities	610,857	588,040

Shareholders’ equity and noncontrolling interest:
Common shares, no par value:
Authorized 74,000,000 shares at September 30, 2024 and September 30, 2023; 26,015,129 issued and outstanding at September 30, 2024 and 25,777,169 at September 30, 2023	6,466	6,406
Additional paid-in capital	724,789	715,696
Accumulated deficit	(562,163)	(453,278)
Accumulated other comprehensive income	1,412	330
Total equity attributable to common shareholders	170,504	269,154
Noncontrolling interest	—	(664)
Total shareholders’ equity and noncontrolling interest	170,504	268,490
Total liabilities and shareholders’ equity and noncontrolling interest	$781,361	$856,530

INOTIV, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Fiscal Years Ended September 30
	2024	2023
Operating activities:
Consolidated net loss	$(108,885)	$(104,902)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities, net of acquisitions:
Depreciation and amortization	57,118	54,717
Employee stock compensation expense	6,740	7,844
Changes in deferred taxes	(23,251)	(25,810)
Provision for expected credit losses	58	1,273
Amortization of debt issuance costs and original issue discount	3,745	3,182
Noncash interest and accretion expense	7,378	6,284
Other non-cash operating activities	(452)	1,972
Gain on debt extinguishment	(1,860)	—
Goodwill impairment loss	—	66,367
Changes in operating assets and liabilities:
Trade receivables and contract assets	14,168	9,550
Inventories	38,210	14,011
Prepaid expenses and other current assets	(16,357)	11,249
Operating lease right-of-use assets and liabilities, net	1,589	884
Accounts payable	613	5,963
Accrued expenses and other liabilities	2,158	(8,339)
Fees invoiced in advance	(14,339)	(12,907)
Other asset and liabilities, net	26,562	(3,455)
Net cash (used in) provided by operating activities	(6,805)	27,883

Investing activities:
Capital expenditures	(22,310)	(27,503)
Proceeds from sale of property and equipment	5,478	1,115
Cash paid for other investing activities	—	(2,367)
Net cash used in investing activities	(16,832)	(28,755)

Financing activities:
Payments on revolving credit facility	(12,000)	(21,000)
Payments on senior term notes and delayed draw term loans	(3,454)	(2,070)
Borrowings on revolving loan facility	12,000	6,000
Issuance of second lien notes	17,000	—
Borrowings on delayed draw term loans	—	35,000
Other financing activities, net	(3,871)	(2,058)
Net cash provided by financing activities	9,675	15,872

Effect of exchange rate changes on cash and cash equivalents	(98)	1,512

Net (decrease) increase in cash and cash equivalents	(14,060)	16,512
Cash, cash equivalents, and restricted cash at beginning of period	35,492	18,980
Cash, cash equivalents, and restricted cash at end of period	$21,432	$35,492

Noncash financing activity:
Non-cash debt issuance costs	$3,512	$1,363

Supplemental disclosure of cash flow information:
Cash paid for interest	$36,138	$35,459
Income taxes paid, net	$1,843	$7,146

INOTIV, INC.
RECONCILIATION OF GAAP TO NON-GAAP
SELECT BUSINESS SEGMENT INFORMATION
(In thousands)
(Unaudited)

	Three Months Ended September 30,		Twelve Months Ended September 30,
	2024	2023	2024	2023
DSA
Revenue	44,568	50,216	180,116	185,090
Operating income	1,928	6,768	8,699	15,246
Operating income as a % of total revenue	1.5%	4.8%	1.8%	2.7%
Add back:
Depreciation and amortization of intangible assets	4,605	4,545	17,865	16,371
Restructuring costs	124	—	465	97
Startup costs	709	1,291	3,278	6,858
Total non-GAAP adjustments to operating income	5,438	5,836	21,608	23,326
Non-GAAP operating income	7,366	12,604	30,307	38,572
Non-GAAP operating income as a % of DSA revenue	16.5%	25.1%	16.8%	20.8%
Non-GAAP operating income as a % of total revenue	5.6%	9.0%	6.2%	6.7%

RMS
Revenue	85,849	90,524	310,623	387,335
Operating income (loss)	1,044	11,757	(31,929)	(24,904)
Operating income (loss) as a % of total revenue	0.8%	8.4%	(6.5%)	(4.4%)
Add back:
Depreciation and amortization of intangible assets	9,833	9,997	38,614	38,288
Restructuring costs	391	1,317	2,909	4,529
Amortization of inventory step up	142	116	351	679
Other unusual, third party costs	1,258	806	5,886	3,958
Resolution Agreement and Plea Agreement	—	—	28,500	—
Goodwill impairment loss	—	—	—	66,367
Total non-GAAP adjustments to operating income (loss)	11,624	12,236	76,260	113,821
Non-GAAP operating income	12,668	23,993	44,331	88,917
Non-GAAP operating income as a % of RMS revenue	14.8%	26.5%	14.3%	23.0%
Non-GAAP operating income as a % of total revenue	9.7%	17.0%	9.0%	15.5%

	Three Months Ended September 30,		Twelve Months Ended September 30,
	2024	2023	2024	2023

Unallocated Corporate Operating Loss	(16,139)	(16,065)	(63,176)	(71,802)
Unallocated corporate operating expenses as a % of total revenue	(12.4)%	(11.4)%	(12.9)%	(12.5)%
Add back:
Depreciation and amortization of intangible assets	156	58	639	58
Stock option expense	1,622	1,988	6,740	7,844
Acquisition and integration costs	—	35	70	1,228
Other unusual, third party costs	—	—	—	572
Total non-GAAP adjustments to operating loss	1,778	2,081	7,449	9,702
Non-GAAP operating loss	(14,361)	(13,984)	(55,727)	(62,100)
Non-GAAP operating loss as a % of total revenue	(11.0)%	(9.9)%	(11.4)%	(10.8)%

Total
Revenue	130,417	140,740	490,739	572,425
Operating (loss) income	(13,167)	2,460	(86,406)	(81,460)
Operating (loss) income as a % of total revenue	(10.1)%	1.7%	(17.6)%	(14.2%)
Add back:
Depreciation and amortization of intangible assets	14,594	14,600	57,118	54,717
Stock compensation expense	1,622	1,988	6,740	7,844
Restructuring costs	515	1,317	3,374	4,626
Acquisition and integration costs	—	35	70	1,228
Amortization of inventory step up	142	116	351	679
Startup costs	709	1,291	3,278	6,858
Other unusual, third party costs	1,258	806	5,886	4,530
Resolution Agreement and Plea Agreement	—	—	28,500	—
Goodwill impairment loss	—	—	—	66,367
Total non-GAAP adjustments to operating (loss) income	18,840	20,153	105,317	146,849
Non-GAAP operating income	5,673	22,613	18,911	65,389
Non-GAAP operating income as a % of total revenue	4.3%	16.1%	3.9%	11.4%

INOTIV, INC.
RECONCILIATION OF GAAP NET LOSS TO NON-GAAP ADJUSTED EBITDA
(In thousands)
(Unaudited)

	Three Months Ended September 30,		Twelve Months Ended September 30,
	2024	2023	2024	2023
GAAP Consolidated Net Loss	$(18,891)	$(8,706)	$(108,885)	$(104,902)
Adjustments (a)
Interest expense	12,316	11,268	46,884	43,019
Income tax (benefit) provision	(5,154)	1,480	(21,875)	(19,340)
Depreciation and amortization of intangible assets	14,594	14,600	57,118	54,717
Stock compensation expense	1,622	1,988	6,740	7,844
Acquisition and integration costs (1)	—	(145)	70	1,449
Startup costs	709	1,291	3,278	6,858
Restructuring costs (2)	515	1,317	3,374	4,626
Unrealized foreign exchange (gain) loss	(744)	956	(1,320)	950
Amortization of inventory step up	142	116	351	679
(Gain) loss on disposition of assets	862	84	(76)	403
Other unusual, third party costs	1,258	806	5,886	4,530
Resolution Agreement and Plea Agreement (3)	—	—	28,500	—
Gain on sale of subsidiary	—	(1,377)	—	(1,377)
Gain on debt extinguishment	(1,860)	—	(1,860)	—
Goodwill impairment loss (4)	—	—	—	66,367
Adjusted EBITDA (b)	$5,369	$23,678	$18,185	$65,823
GAAP consolidated net loss as a percent of total revenue	(14.5)%	(6.2)%	(22.2)%	(18.3)%
Adjustments as a percent of total revenue	18.6%	23.0%	25.9%	29.8%
Adjusted EBITDA as a percent of total revenue	4.1%	16.8%	3.7%	11.5%
(a)Adjustments to certain GAAP reported measures for the three and twelve months ended September 30, 2024 and 2023 include, but are not limited to, the following:
(1)For the three and twelve months ended September 30, 2024 and 2023, represents charges for legal services, accounting services, travel and other related activities in connection with various acquisitions and the related integration of those acquisitions.
(2)For the three and twelve months ended September 30, 2024, primarily represents costs incurred in connection with the exit of multiple sites and the enablement of the in-house integration of Inotiv’s North American transportation operations as previously disclosed. For the three and twelve months ended September 30, 2023, primarily represents costs incurred in connection with the exit of multiple sites as previously disclosed.
(3)For the twelve months ended September 30, 2024, represents a charge related to the Resolution Agreement and the Plea Agreement as it relates to the matter in which the U.S. Department of Justice, together with federal and state law enforcement agents, executed a search and seizure warrant on the Cumberland facility on May 18, 2022.
(4)For the twelve months ended September 30, 2023, represents a non-cash goodwill impairment charge of $66.4 million related to the RMS segment.
(b)Adjusted EBITDA - Consolidated net loss before interest expense, income tax benefit/provision, depreciation and amortization of intangible assets, stock compensation expense, acquisition and integration costs, startup costs, restructuring costs, unrealized foreign exchange (gain) loss, amortization of inventory step up, (gain) loss on disposition of assets, other unusual, third party costs, the charge in connection with the Resolution Agreement and the Plea Agreement, gain on sale of subsidiary, gain on debt extinguishment and goodwill impairment loss.